EXHIBIT 10.52

PURCHASE AND SECURITY AGREEMENT

This PURCHASE AND SECURITY AGREEMENT is entered into as of May     , 2003 by and between Molecular Imaging Corporation (“Client”), and Meridian Commercial Healthcare Finance, LLC (“Meridian”).

RECITALS

A. Client has requested that Meridian purchase certain of Client’s Accounts as more fully set forth herein.

B. As of the date of this Agreement, there are no Guarantors hereunder.

C. This Agreement is entered into and will be performed in California.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. Certain Definitions and Index to Definitions. All terms contained in this Agreement that are not specifically defined herein shall have the meanings provided in the UCC. All accounting terms used herein shall have the meaning set forth in Generally Accepted Accounting Principles. As used herein, the following terms shall have the following meanings:

1.1. “Aged Receivable Fee”—The product of the Aged Receivable Fee Percent and the unpaid Estimated Net Realizable Value of a Purchased Account.

1.2. “Aged Receivable Fee Commencement Date”—90 days from the Purchase Date of a Purchased Account.

1.3. “Aged Receivable Fee Percent”—0.5%.

1.4. “Aged Receivable Fee Period”—Beginning on the Aged Receivable Fee Commencement Date and recurring every 30 days thereafter until the Breach Date.

1.5. “Agreement”—this Purchase and Security Agreement, together with all exhibits and schedules hereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.6. “Anniversary Date”—the date which is one year from the Closing Date, and the same date of each year thereafter.

1.7. “Avoidance Claim”—any claim that any payment received by Meridian from or for the account of an Account Debtor that is avoidable under the United States Bankruptcy Code or any other debtor relief statute.

1.8. “Breach Date”—the date which is 120 days from the Date of Service of a Purchased Account.

1.9. “Breached Receivable Fee”—3% of the unpaid Purchase Price of a Purchased Account.

1.10. “Business Day”—any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to be closed.

1.11. “Clearance Days”—Two Business days.

1.12. “Client”—see Preamble hereof.

1.13. “Closed”—an Eligible Account is Closed when it’s Estimated Net Receivable Value has been paid in full to Meridian (including payment by Client).

1.14. “Closing Date”—the date on which this Agreement is accepted by Meridian.

1.15. “Collateral”—all now owned and hereafter acquired personal property and fixtures, and proceeds thereof, (including proceeds of proceeds) including without limitation Accounts, Chattel Paper, Inventory, Equipment, Instruments, Investment Property (other than Client’s interests in any limited liability companies, subsidiaries, or similar joint venture entities now existing or hereafter created), Documents, and General Intangibles.

1.16. “Cross Aged Account Debtor”—An Account Debtor which owes Purchased Accounts of which more than 50% are subject to a Breached Receivable Fee.

1.17. “Data Interface Set Up Fee”—$1,000.00.

1.18. “Date of Service”—date on which Client provides a healthcare good or service.

1.19. “Default Rate”—0.5 percent per day.

1.20. “Default Waiver Fee”—$2,000.

1.21. “Early Termination Event”—The termination of this Agreement (i) by Client as provided in Section 19 hereof or (ii) or as a matter of law (other than as a result of a bankruptcy case filed by or against Meridian).

1.22. “Early Termination Fee”—2% of the Purchase Limit if an Early Termination Event occurs prior to the first Anniversary Date, and 1% of the Purchase Limit if it occurs on or after the first Anniversary Date but prior to the second Anniversary Date.

1.23. “Eligible Account”—an Account which is acceptable to Meridian as determined by Meridian in the exercise of its reasonable sole credit or business judgment.

1.24. “Estimated Net Receivable Value”—the amount which Meridian has determined in its reasonable discretion, based upon information acquired by Meridian, (including information from Client) which will be paid on account of Purchased Accounts.

1.25. “Event of Default”—see Section 16.1 hereof.

1.26. “Exposed Payments”—Payments received by Meridian from a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared said Payor’s deposit account within ninety days of the commencement of said bankruptcy case.

1.27. “Governmental Lock Box”—A lock box relationship between Client and a Governmental Lock Box Bank.

1.28. “Governmental Lock Box Bank”—A financial institution acceptable to Meridian which has entered into a Lock Box Agreement.

1.29. “Guarantor(s)”—all individuals or entities now or hereafter guaranteeing the Obligations.

1.30. “Increased Purchase Limit Fee”—The product of the Increased Purchase Limit Fee Percent and the Purchase Limit Increase.

1.31. “Increased Purchase Limit Fee Percent”—2%.

1.32. “Invoice”—the Record that evidences an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.33. “Lease Payment Coverage Ratio”—(a) the sum of: net income plus depreciation expense plus amortization expense plus interest expense less extraordinary gains plus extraordinary losses plus operating lease rental expense plus non-cash compensation and financing expense related to the issuance of stock options and warrants divided by (b) the sum of: interest expense on capital leases plus principal payments on capital leases plus operating lease rental expense.

1.34. “Lock Box Agreement”—An agreement among Client, Meridian and the Governmental Lock Box Bank wherein (i) the Governmental Lock Box Bank agrees to sweep all deposits to Lock Box Account (whether or not represented by collected funds) into a deposit account identified in said Agreement which is owned by Meridian, (ii) the Client is permitted to revoke such sweep instructions upon written instructions from Client to the Governmental Lock Box Bank predicated on Client notifying Meridian of Client’s intent to revoke said instructions no later than two weeks prior to sending instructions to Governmental Lock Box Bank and (iii) the Governmental Lock Box Bank agrees to immediately notify Meridian in writing upon receipt of such instructions.

1.35. “Meridian”—See Preamble.

1.36. “Minimum Lease Payment Coverage Ratio”—0.8:1.0.

1.37. “Minimum Monthly Fee”—$15,000.00.

1.38. “Misdirected Payment Fee”—15% of the amount of any payment on a Purchased Account where said payment has been received by Client and not delivered in kind by Client to

Meridian or the Governmental Lock Box, as the case may be, other than through inadvertence, within five Business Days of receipt thereof, and 18% per annum thereafter on said amount, computed from the end of said three day period to the date of payment by Client to Meridian.

1.39. “Monetary Collateral”—cash, checks or other proceeds of Collateral in tangible form.

1.40. “Monitoring Fee”—The product of the Monitoring Fee Percentage and the Purchase Limit.

1.41. “Monitoring Fee Percentage”—0.04%.

1.42. “Obligated Party”—any entity obligated with respect to any Collateral.

1.43. “Obligations”—all present and future obligations owing by Client to Meridian whether or not for the payment of money, whether direct or indirect, absolute or contingent, whether arising before, during or after the commencement of any case under the United States Bankruptcy Code in which Client is a debtor;

1.44. “Obligors”—Client and all Guarantors.

1.45. “Origination Fee”—The product of the Origination Fee Rate and the Purchase Limit.

1.46. “Origination Fee Rate”—2%.

1.47. “Payor”—An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.

1.48. “Purchase Date”—the date on which Client has been advised in writing that Meridian has agreed to purchase an Account.

1.49. “Purchase Fee”—The product of the Purchase Fee Percent and the unpaid Purchase Price of a Purchased Account.

1.50. “Purchase Fee Payment Date”—Every seven day(s).

1.51. “Purchase Fee Percent”—0.032% per day.

1.52. “Purchase Limit”—$3,200,000.00.

1.53. “Purchase Limit Increase”—The amount of an increase in the Purchase Limit, as requested by Client and agreed to by Meridian.

1.54. “Purchase Price”—The Estimated Net Realizable Value of a Purchased Account.

1.55. “Purchased Accounts”—Accounts purchased hereunder which have not been Closed.

1.56. “Renewal Fee”—1% of the Purchase Limit.

1.57. “Required Reserve Amount”—the sum of (i) the Reserve Percentage multiplied by the unpaid balance of Purchased Accounts, plus (ii) the amount, if any of the Special Reserve Account.

1.58. “Reserve Account”—a bookkeeping account on the books of Meridian representing an unpaid portion of the Estimated Net Receivable Value of Purchased Accounts, maintained by Meridian to ensure Client’s performance with the provisions hereof.

1.59. “Reserve Percentage”—20%.

1.60. “Reserve Shortfall”—the amount by which the Reserve Account is less than the Required Reserve Amount.

1.61. “Schedule of Accounts”—a form supplied by Meridian from time to time wherein Client lists such of its Accounts as it requests that Meridian purchase under the terms of this Agreement.

1.62. “Submission”—See Section 2.1.

1.63. “Special Reserve Account”—a bookkeeping account on Meridian’s books representing any amount that Meridian reasonably requires, in good faith to be established to adjust for the credit quality of Purchased Accounts, to the extent not reflected in the Reserve Percentage.

1.64. “Term”—Three years.

1.65. “Termination Date”—the earlier of (i) the end of the next maturing Term, unless this Agreement is extended in accordance with its terms, or (ii) the date on which Meridian or Client elects to terminate this Agreement pursuant to the terms herein.

1.66. “UCC”—The Uniform Commercial Code in effect in California at the date on which a determination thereunder is to be made.

2. Sale; Purchase Price.

2.1. On the 3rd Business Day of each week Client shall electronically transmit to Meridian a record of all of its Accounts created and not previously transmitted to Meridian (a “Submission”).

2.2. Meridian shall determine in its sole discretion, which of the Accounts included in a Submission are Eligible Accounts.

2.3. Meridian shall prepare and transmit to Client a list of Accounts included in a Submission which are not Eligible Accounts.

2.4. Meridian shall purchase the Eligible Accounts and shall pay the Purchase Price thereof to Client, within two Business Days of the Purchase Date.

2.5. Meridian may adjust the Purchase Fee Percent from time to time, in its sole discretion in the event that the nature, quality or performance of Purchased Accounts adversely changes from time to time so long as no such adjustments shall result in a Purchase Fee Percent in excess of 0.0352% per day. In the event that any such adjustments result in a higher Purchase Fee Percent, Client may terminate this Agreement upon two months written notice to Meridian, and without the payment of any Early Termination Fees. Any adjustment in the Purchase Fee Percent shall be effective as to any Accounts purchased by Meridian subsequent to Meridian sending notice thereof to Client.

3. Payments by Client.

3.1. Place of Payments. Client hereunder shall make all payments to Meridian at the address of Meridian set forth herein, or at such other place as Meridian may designate in writing.

3.2. ACH Debits. In order to satisfy any of the Obligations, Meridian is hereby authorized by Client to initiate electronic debit entries through the ACH or other electronic payment system to any account maintained by Client. At Meridian’s request, Client shall execute and deliver to Meridian an authorization agreement for ACH debits.

4. Clearance Days. For all purposes under this Agreement, Clearance Days will be added to the date on which Meridian receives any payment.

5. Reserve Account.

5.1. Client shall pay to Meridian on demand the amount of any Reserve Shortfall.

5.2. Meridian shall pay to Client, on each Purchase Date, any amount by which the Reserve Account exceeds the Required Reserve Amount.

5.3. Meridian may charge the Reserve Account with any Obligation.

5.4. Meridian may pay any amounts due Client hereunder by a credit to the Reserve Account.

5.5. Meridian may increase or decrease the Special Reserve Account, upon five day’s notice to Client.

6. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Meridian is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Client.

7. Repurchase of Accounts.

7.1. Meridian may require that Client repurchase, which repurchase may be charged to the Reserve at Meridian’s sole option, by payment of the then unpaid Estimated Net Receivable Value, on demand:

7.1.1. Any Purchased Account:

7.1.1.1. The payment of which has been disputed by the Account Debtor obligated thereon, Meridian being under no obligation to determine the bona fides of such dispute.

7.1.1.2. For which Client has breached its warranties as set forth in Section herein.

7.1.1.3. That is:

7.1.1.3.1. Not a bona fide existing obligation created by the sale and delivery of goods or the rendition of services in the ordinary course of Client’s business.

7.1.1.3.2. Not unconditionally owed to Meridian without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

7.1.1.3.3. A sale (i) to any entity that is affiliated with Client or (ii) which is not, in any way an “arms length” transaction.

7.1.2. All Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement;

7.1.3. Any Purchased Account that remains unpaid beyond the Breach Date; and

7.1.4. Any Purchased Account owed by a Cross Aged Account Debtor.

7.2. Client may repurchase any Purchased Account at any time hereunder upon written notice to Meridian.

8. Fees. Client shall pay to Meridian:

8.1. Aged Receivable Fee. The Aged Receivable Fee on the unpaid balance of a Purchased Account at the end of each Aged Receivable Fee Period until a Purchased Account is Closed, computed from the Aged Receivable Fee Commencement Date.

8.2. Breached Receivable Fee. The Breached Receivable Fee, on any Purchased Receivable as to which the warranties contained in Section 13.15 have been breached, immediately upon Meridian having notified Client thereof.

8.3. Data Interface Set Up Fee. The unpaid portion of any Data Interface Set Up Fee, immediately upon Client’s receipt of the proceeds of the initial Purchase Price hereunder.

8.4. Default Rate. The Default Rate, immediately upon the occurrence of an Event of Default, on:

8.4.1. All past due amounts due from Client to Meridian hereunder; and

8.4.2. The amount of any Reserve Shortfall.

8.5. Default Waiver Fee. The Default Waiver Fee to Meridian, immediately upon the waiver by Meridian of any Event of Default hereunder, so long as the waiver was done at the Client’s request.

8.6. Early Termination Fee. The Early Termination Fee, immediately upon the occurrence of an Early Termination Event.

8.7. Increased Purchase Limit Fee. The Increased Purchase Limit Fee, immediately upon granting by Meridian of Client’s request for an increase in the Purchase Limit.

8.8. Minimum Monthly Fee. Any amount by which the sum of the Monitoring Fee and the Purchase Fee earned in any month (prorated for partial months) is less than the Minimum Monthly Fee, on the first day of the following month.

8.9. Misdirected Payment Fee. The Misdirected Payment Fee immediately upon its accrual.

8.10. Missing Document Fee. $500.00 per day for every day that Client has failed to deliver to Meridian the documents required in Section 11.7, after 5 days written notice from Meridian, unless such documents have been delivered to Meridian during such five day period.

8.11. Monitoring Fee. The Monitoring Fee, every seven days from the initial Purchase Date to the last to occur of (i) the Termination Date or an Early Termination Event, and (ii) payment in full of the Obligations.

8.12. Origination Fee. The Origination Fee no later than the date on which Meridian makes the initial payment to Client hereunder.

8.13. Out-of-pocket Expenses. The out-of-pocket expenses directly incurred by Meridian in the administration of this Agreement such as wire transfer fees, postage, audit fees, and lockbox fees, on demand.

8.14. Purchase Fee. The Purchase Fee, which is accrued daily and payable on each Purchase Fee Payment Date.

8.15. Renewal Fee. The Renewal Fee, immediately upon the renewal of this Agreement.

9. Grant of Security Interest. To secure the payment and performance in full of the Obligations, the Client grants to Meridian a security interest in the Collateral, and all proceeds and products thereof. Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of purchaser and seller of accounts, and not that of lender and borrower.

10. Authorization to Meridian.

10.1. Client hereby irrevocably authorizes Meridian to exercise the following powers until the Obligations have been paid in full:

10.1.1. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Meridian or Client, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof;

10.1.2. Take or bring, in the name of Meridian or Client, all steps, actions, suits or proceedings deemed by Meridian necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral;

10.1.3. Pay any sums necessary to discharge any lien or encumbrance which is senior to Meridian’s security interest in the Collateral, which sums shall be included as Obligations hereunder and due on demand;

10.1.4. Communicate directly with Payors to verify the amount and validity of any Account created by Client; provided that Meridian shall make reasonable attempts to coordinate such communications with Client;

10.1.5. After an Event of Default, at Client’s expense:

10.1.5.1. Notify any Payor that the underlying Account has been assigned to Meridian and that payment thereof is to be made only to Meridian, in the form of Exhibit A or such other form as Meridian may from time to time reasonably adopt as Meridian deems necessary to insure that the recipient thereof will make payment to Meridian;

10.1.5.2. Change the address for delivery of mail to Meridian and to receive and open mail addressed to Client, provided that Meridian shall mail to Client, at Client’s expense, all original documents and correspondence, other than payments, that Meridian receives as a result of such change of address;

10.1.5.3. Extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral that includes a monetary obligation and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Client by such account debtor), without affecting any of the Obligations;

10.2. Client hereby releases and exculpates Meridian, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or breach of this Agreement. In no event will Meridian have any liability to Client for lost profits or other special or consequential damages;

10.3. Meridian may accept, indorse and deposit any checks tendered by an Account Debtor or other payor “in full payment” of its obligation to Client. Client shall not assert against Meridian any claim arising therefrom, irrespective of whether such action by Meridian causes an accord and satisfaction of Client’s claims, under §3-311 of the UCC or otherwise.

11. Covenants by Client.

11.1. After written notice by Meridian to Client, and automatically, without notice, after an Event of Default Client shall not (a) grant any extension of time for payment of any of the Purchased Accounts, (b) compromise or settle any of the Purchased Accounts for less than the full amount thereof, (c) release in whole or in part any Payor or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Purchased Accounts, except as may arise as a result of minor errors occurring in the ordinary course of business.

11.2. From time to time as requested by Meridian, at the sole expense of Client, Meridian shall have access, during reasonable business hours if prior to an Event of Default and at any time on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Client’s books and records, and Client shall permit Meridian or its designee to make copies of such books and records or extracts therefrom as Meridian may request. Without expense to Meridian, Meridian may use any of Client’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Meridian, in its sole discretion, deems appropriate. Client hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Meridian at Client’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Client. Meridian’s activities in this section shall be conducted in compliance with Health Insurance Portability and Accountability Act of 1996.

11.3. Before sending any Invoice to any Payor, Client shall instruct that all payments on account thereof be made directly to:

11.3.1. Meridian, if the Account is not the result of healthcare services provided pursuant to a program of the United States Government which requires that payments thereunder be made only to the Governmental Lock Box, in all other cases,

11.3.2. The Governmental Lock Box, by sending the form of Notice to Payors of Governmental Receivables (or such other form as shall be selected by Meridian) attached hereto as Exhibit B.

11.4. Client shall pay when due all payroll and other taxes, and shall provide proof thereof to Meridian in the form of copies of cancelled checks.

11.5. Except as set forth on the Schedule of Existing Liens (as from time to time amended in accordance with the conditions hereof), Client shall not create, incur, assume or permit to exist any lien upon or with respect to any Collateral now owned or hereafter acquired by Client. At the request of Client, Meridian shall enter into an agreement in the form of Exhibit C hereto consenting to the creation of a security interest in any Collateral that is Equipment or Inventory, so long as Client is not in default hereunder at the time of such request. Meridian shall agree with such reasonable changes to such agreement as the Junior Creditor thereto may reasonably request, so long as such changes do not adversely affect Meridian.

11.6. Notwithstanding that Client has agreed to pay the Misdirected Payment Fee to Meridian, Client shall deliver any proceeds of any Purchased Account received by Client within two Business Days of receipt thereof.

11.7. So long as this Agreement is in effect, the Client will deliver to Meridian the following:

11.7.1. Within thirty days after the end of each calendar month and forty-five days after the end of each of the first three fiscal quarters of each fiscal year, the Client’s consolidated financial statements for such period and for that portion of its fiscal year through the end of such period including for each entity a statement of profit and loss, a balance sheet and a statement of operating cash flow, all in reasonable detail and with respect to quarterly financial statements, certified by Client’s chief executive officer and Client’s chief financial officer (as set forth in Client’s Form 10-Q filing with the Securities and Exchange Commission) and within thirty days after the end of each calendar quarter, Client’s trial balance.

11.7.2. Within three months after the end of the Client’s fiscal year, the Client’s audited annual consolidated financial statements for such year.

11.7.3. Within twenty days after the end of each month, a monthly aging based on date of service, for all Purchased Accounts together with reconciliations to the Client’s balance sheet.

11.7.4. Reconciliations of all collections received with respect to all such Purchased Accounts within five days after the end of each month.

11.7.5. A monthly aging of all accounts payable of Client aged by date of invoice or such other date as may be acceptable to Meridian.

11.7.6. Tax Returns. Copies of each of Client’s:

11.7.6.1. Federal income tax returns, and any amendments thereto, within ten days of the filing thereof with the Internal Revenue Service; and

11.7.6.2. Federal payroll tax returns within ten days of filing, together with proof in the form of cancelled checks, that all taxes have been paid.

11.7.7. Such other information concerning the Client or the Client’s contract billing and collection company as Meridian may from time to time reasonably request including Medicare cost reports and audits.

11.7.8. Within twenty days after the end of each month, copies of all bank statements of Client for the prior month.

11.7.9. Any correspondence, which shall include, but not be limited to, facsimiles, e-mail, overnight delivery (e.g. Federal Express) and mail delivered by the U.S. Postal Service, received from Payors, immediately upon receipt. After an Event of Default, any correspondence delivered to Client in a closed envelope shall be delivered to Meridian unopened. Failure to comply shall result in a fee of $20.00 for each item of correspondence.

11.8. The proceeds received by Client from the Agreement will be used for legal business and commercial purposes of the Client and the execution of the Agreement is made in good faith by the Client and without actual intent to hinder, delay, or defraud present or future creditors of the Client.

11.9. Client shall deliver to Meridian any instrument necessary for Meridian to obtain records from any service bureau maintaining records for Client. Client shall not re-date any Purchased Account from the original date thereof or make any claims for reimbursement beyond those customary in Client’s industry, or otherwise extend or modify the terms thereof.

11.10. Financial Covenants. As of the end of and as a result of the operations during any two consecutive quarters:

11.10.1. Client’s Lease Payment Coverage Ratio shall not be less than the Minimum Lease Payment Coverage Ratio.

11.10.2. Client shall have an excess of gross profit over the sum of selling and marketing expenses, general and administrative expenses and interest from continuing operations, excluding any nonrecurring charges.

12. Account Disputes. Client shall notify Meridian promptly of and, if requested by Meridian, will settle all disputes concerning any Purchased Account, at Client’s sole cost and expense. Meridian may, but is not required to, attempt to settle, compromise, or litigate (any such action, to “Resolve”) the dispute upon such terms as Meridian in its sole discretion deems advisable, for Client’s account and risk and at Client’s sole expense. Upon the occurrence of an Event of Default Meridian may Resolve such issues with respect to any Purchased Account.

13. Client Representations and Warranties. Client represents and warrants that:

13.1. Corporation. If the Client is a corporation, it is duly organized, validly existing, and in good standing under the laws of the state of its incorporation, is qualified to do business as a foreign corporation, is in good standing under the laws of each state where the Client is doing business, has all requisite power and authority necessary to carry on its business as now being conducted, and to enter into and perform under the terms of the Agreement, all exhibits thereto, and all related documents.

13.2. Validity of Documents. The execution, delivery, and performance by the Client of this Agreement and any related documents and any additional documents required by Meridian have been duly authorized by all appropriate action on behalf of the Client. When executed and delivered by the Client, this Agreement and related documents will be the legal, valid and binding obligations of the Client, enforceable against the Client in accordance with their respective terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally, and general principles of equity.

13.3. Authenticity of Documents. All information, receivable data, documents, and data interface including, without limitation, all information included in documents and data interface pertaining to its Accounts and all information in any application for this Agreement is authentic and accurate in all material respects.

13.4. Authority to Execute Documents. The execution and delivery by the Client of this Agreement and any related documents do not, and the performance by the Client of this Agreement will not violate or conflict with:

13.4.1. Any agreement to which Client is a party;

13.4.2. The Articles or Certificate of Incorporation and By-laws of the Client;

13.4.3. Any law, regulation, order, writ, judgment or decree of any court or governmental agency to which the Client, which violation, conflict, breach or default would have a materially adverse effect on the Client.

13.5. Client Has Legal Authority to Conduct Business. The Client has all material permits, licenses, accreditation, certifications, authorizations, approvals, consents, and agreements of all Payors, governmental agencies, instrumentalities, accreditation agencies and any other person(s), necessary or required for the Client (where the failure to have one or more of any such items would materially impair the Client’s ability) to own the assets that it now owns, to carry on its business as now conducted, to execute, deliver and perform its obligations hereunder, and to receive payments on Purchased Accounts from the applicable obligors thereon. The Client has not been notified by any such obligor, governmental agency, instrumentality, accreditation agency or any other person during the twenty-four month period immediately preceding the date of this Agreement, that such person has rescinded or not renewed, or intends to rescind or not renew, any such material permit, license, accreditation, certification, authorization, approval, consent or agreement granted by it to the Client or to which it and the Client are parties.

13.6. No Special Authority Required. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery, and performance by the Client of this Agreement or any other document or instrument to be delivered.

13.7. No Lawsuits Pending. Except as set forth in the Schedule of Pending Litigation hereto, there are no actions, suits, investigations, or proceedings pending or to the knowledge of Client, threatened against the Client before any court, government agency, or other tribunal, which, if determined adversely to the Client, could materially and adversely affect the Client’s ability to perform its obligations pertaining to this Agreement, and the Client is not currently subject to, and has no intention of commencing, any bankruptcy or insolvency proceeding.

13.8. Compliance with Medicare. The Client is in compliance with all laws, rules, regulations, orders, decrees, and directions of any governmental authority applicable to the Purchased Accounts or any contracts relating thereto, a violation of which would or could materially and adversely affect Client’s ability to carry out its obligations hereunder.

13.9. Pension and Profit Sharing Plans. The pension and profit sharing plans, if any, of the Client (and its subsidiaries, if any) are in full compliance with all applicable state and federal laws and regulations and fully funded in accordance with the obligations of the Client (and its subsidiaries, if any) thereunder.

13.10. No Existing Disputes. Except as set forth on the Schedule of Disputes, there is no event that materially and adversely affects Client’s operations including its ability to perform its obligations hereunder and the transactions contemplated by the Agreement. Except as set forth in the Schedule of Disputes, there is no default in the performance or observance of any contract, indenture, mortgage, loan agreement, lease, or other material instrument, to which the Client is a party or by which it or any of its properties is bound, involving an amount in controversy in excess of $5,000; however, the Client shall not be considered in default hereunder if the validity of any claim in controversy, or the amount thereof, is being contested in good faith by appropriate actions or proceedings and there is no material interference with the business of the Client or collection of its Accounts caused by the continuation of such actions or proceedings.

13.11. No Injunctions, Restraining Orders or Disputes. There is no injunction, writ, restraining order, or other order of any nature materially and adversely affecting the Client’s performance of its obligations hereunder and the transactions contemplated by the Agreement.

13.12. Accuracy of Client Name. The true and complete name of the Client is set forth at the beginning of the Agreement and on the signature pages hereof and is the same name registered with the Secretary of the State of incorporation or organization. Except that it was previously known as Mobile P.E.T. Systems, Inc., such name has not been changed in the last four months, and during such period the Client did not use, nor does the Client now use, any trade names, fictitious names, assumed names or “doing business as” names except as disclosed in a separate schedule to the Agreement.

13.13. Valid Provider Identifications. The Client holds current and valid Provider ID’s and will advise Meridian, in writing as to all such existing and future numbers promptly upon their issuance. The Client has exclusive use of its respective Provider IDs. The Client has not allowed, permitted, authorized or caused any person, other than the Client, to use the Client’s federal Provider ID number.

13.14. Client is Solvent. The Client is solvent and, after giving effect to the transactions contemplated by the Agreement, will not become insolvent. The Client is able to pay its debts as they become due and payable or within 60 days thereafter, except those debts as set forth in the Schedule of Excluded Debts (as from time to time amended in accordance with the conditions hereof), and, after giving effect to the transactions contemplated by this Agreement, will have adequate capital to conduct its business.

13.15. With respect to Purchased Accounts:

13.15.1. They will be at the time of submission to Meridian:

13.15.1.1. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Client’s business;

13.15.1.2. Unconditionally owed and to Client’s knowledge, will be paid to Meridian without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

13.15.1.3. Not sales to any entity that is affiliated with Client or in any way not an “arms length” transaction.

13.15.2. Client shall deliver to Meridian any instrument necessary for Meridian to obtain records from any service bureau maintaining records for Client.

13.15.3. Client shall not change the date from the original date thereof or make any claims for reimbursement beyond those customary in Client’s industry, or otherwise extend or otherwise modify the terms thereof.

13.15.4. Client has not received notice our otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding Purchased Accounts.

13.16. Tax Returns. The Client has filed (or has obtained extensions for filing) all returns for all federal, state and local taxes, including income and payroll taxes, on a timely basis or has an agreement of settlement with an approved payment plan with the relevant agency.

13.17. Appropriate Collection of Accounts. All documents and agreements relating to a Purchased Account and any pre-audit worksheets have been delivered to Meridian and such documents are true and correct in all material respects. The Client has timely and properly billed the applicable Payor and the Client has delivered or caused to be delivered to such Payor all required supporting claim documents with respect thereto including all documentation required by the applicable Payor(s) for payment on the Account, and the statutory period for issuing an Explanation of Benefits in connection therewith has not expired. All information set forth in the bill and supporting claim documents submitted to a Payor with respect to a Purchased Account is true, complete, and correct in all material respects, and, if additional information is requested by such Payor in connection therewith, the Client will promptly provide the same and will rebill such Account, if necessary.

13.18. Restricted Account Identified. Fees for services which are subject to limitations imposed by workers’ compensation regulations or by contracts for reimbursement from the related Payor do not exceed the limitations imposed there under, and each Account for which the fees are so restricted has been clearly identified to Meridian as being subject to such restriction.

13.19. Financial Information is Accurate. The representations, warranties and statements made by the Client in the Agreement and in any financial information with respect to the Client delivered to Meridian including, without limitation, any description of the Purchased Accounts, remain true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.

14. Meridian’s Representations and Warranties. Meridian represents and warrants to Client that:

14.1. Limited Liability Company. Meridian is duly organized in the state of organization and is validly existing and in good standing in that state. The members or managers are duly appointed by the Articles of Organization to enter into the Agreement in accordance with the requirements of the state where Meridian is established and have the requisite power and authority necessary to carry on its business as now being conducted and to enter into and perform under the terms hereof.

14.2. Validity of Documents. The execution, delivery, and performance by Meridian of this Agreement and any related documents and any additional documents required by Meridian have been duly authorized by all appropriate action on behalf of Meridian. When executed and delivered by Meridian, this Agreement and related documents will be the legal, valid and binding obligations of Meridian, enforceable against Meridian in accordance with their respective terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally, and general principles of equity.

14.3. Authority to Execute Documents. The execution and delivery by Meridian of this Agreement and any related documents do not, and the performance by Meridian of this Agreement (i) will not conflict with or result in a violation of any Articles of Organization or Operating Agreement, or (ii) will not violate or conflict with, or result in a breach or default under, any agreement, instrument to which the is a party or to which the or any of its respective properties are subject, or (iii) will not violate, breach or default any law, regulation, order, writ, judgment or decree of any court or governmental agency to which Meridian is a party or to which Meridian or any of its respective properties are subject, which violation, conflict, breach or default would have a materially adverse effect on Meridian, or any of its respective properties or result in the creation of any lien or security interest upon any of Meridian’s assets, except in favor of Meridian.

14.4. Meridian Has Legal Authority to Conduct Business. Meridian has all material permits, licenses, accreditation, certifications, authorizations, approvals, consents, and agreements of all governmental agencies, instrumentalities, accreditation agencies and any other person(s), necessary or required for Meridian (where the failure to have one or more of any such items would materially impair Meridian’s ability) to own the assets that it now owns, to carry on its business as now conducted, to execute, deliver and perform its obligations hereunder, and to receive payments on Purchased Accounts from the applicable obligors thereon. Meridian has not been notified by any such obligor, governmental agency, instrumentality, accreditation agency or any other person during the twenty-four month period immediately preceding the date of this Agreement, that such person has rescinded or not renewed, or intends to rescind or not renew, any such material permit, license, accreditation, certification, authorization, approval, consent or agreement granted by it to Meridian or to which it and the Client are parties.

14.5. No Special Authority Required. To the knowledge of Meridian, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery, and performance by Meridian of this Agreement or any other document or instrument to be delivered.

14.6. No Lawsuits Pending. There are no actions, suits, investigations, or proceedings pending or, to the knowledge of Meridian, threatened, against Meridian before any court, government agency, or other tribunal, which, if determined adversely to Meridian, could materially and adversely affect Meridian’s ability to perform its obligations pertaining to this Agreement, and Meridian is not currently subject to, and has no intention of commencing, any bankruptcy or insolvency proceeding.

14.7. No Injunctions, Restraining Orders or Disputes. To the knowledge of Meridian, there is no injunction, writ, restraining order, or other order of any nature materially and adversely affecting Meridian’s performance of its obligations hereunder and the transactions contemplated by the Agreement.

14.8. Meridian is Solvent. Meridian is solvent and, after giving effect to the transactions contemplated by the Agreement, will not become insolvent.

14.9. Financial Information is Accurate. The representations, warranties and statements made by Meridian in the Agreement remain true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.

14.10. Source of Proceeds. The proceeds used by Meridian to purchase the Purchased Accounts have been obtained by Meridian in strict compliance with all international, federal, state and local laws, rules and regulations.

15. Avoidance Claims.

15.1. Client shall indemnify Meridian from any loss arising out of the assertion of any Avoidance Claim and shall pay to Meridian on demand the amount thereof.

15.2. Client shall notify Meridian within two business days of it becoming aware of the assertion of an Avoidance Claim.

15.3. This provision shall survive termination of this Agreement.

16. Default.

16.1. Events of Default. Each of the following events will constitute an Event of Default hereunder:

16.1.1. Client defaults in the payment of any Obligations or in the performance of provision hereof or of any other agreement now or hereafter entered into with Meridian;

16.1.2. Any warranty or representation made by Client contained herein proves to be false in any way;

16.1.3. Client or any Guarantor makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or other statute to protect debtors, or such petition is filed against Client and is not dismissed or bonded with sixty (60) days, or is otherwise a party to proceedings in bankruptcy, reorganization or the appointment of a receiver, trustee, custodian for or over its property and such proceedings, if involuntary are not vacated, set aside or stayed within sixty (60) days after commencement; and

16.1.4. Any Guarantor fails to perform or observe any obligations to Meridian or shall notify Meridian of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever.

16.2. Waiver of Notice. CLIENT WAIVES ANY REQUIREMENT THAT MERIDIAN INFORM CLIENT BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF CLIENT’S OBLIGATIONS HEREUNDER. FURTHER, MERIDIAN’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY MERIDIAN OF ITS CLAIM THERETO.

16.3. Effect of Default.

16.3.1. Ten days after the occurrence of any Event of Default and Meridian sending notice thereof to Client, in addition to any rights Meridian has under this Agreement or applicable law, Meridian may immediately terminate this Agreement, at which time all Obligations shall become immediately due and payable without notice.

16.3.2. All Obligations shall accrue interest at the Default Rate.

17. Account Stated. Meridian shall render to Client a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Client as an account stated, except to the extent that Meridian receives, within sixty days after the mailing of such statement, written notice from Client of any specific exceptions by Client to that statement, and then it shall be binding against Client as to any items to which it has not objected.

18. Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Meridian may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Meridian of any breach or default by Client hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Meridian hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies that Meridian would otherwise have. Any waiver, permit, consent or approval by Meridian of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

19. Termination; Effective Date.

19.1. This Agreement shall become effective upon the execution and delivery hereof by Client and Meridian and shall continue in full force and effect for the Term.

19.2. This Agreement shall be extended for successive Terms thereafter by written notice by either party and written assent by the other party, at least ninety days prior to the end of the next maturing Term.

19.3. Client may immediately terminate this Agreement in the event (i) Meridian commits a breach hereunder, (ii) any warranty or representation made by Meridian contained herein proves to be false in any way when made, or (iii) Meridian makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or pursuant to another statute to protect debtors, or such petition is filed against Meridian and is not dismissed or bonded within sixty (60) days, or is otherwise a party to proceedings in bankruptcy, reorganization or the appointment of a receiver, trustee, custodian for or over its property and such proceedings, if involuntary, are not vacated, set aside or stayed within sixty (60) days after commencement. In the event that Meridian fails to purchase any Eligible Accounts solely because of Meridian’s financial inability to do so, Client may terminate this Agreement without the payment of any Early Termination Fees.

19.4. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice.

19.5. Exposed Payments.

19.5.1. Upon termination of this Agreement Client shall pay to Meridian (or Meridian may retain), to hold in a non-segregated non-interest bearing account the amount of all Exposed Payments (the “Preference Reserve”).

19.5.2. Meridian may charge the Preference Reserve with the amount of any Exposed Payments that Meridian pays to the bankruptcy estate of the Account Debtor or Payor that made the Exposed Payment, on account of a claim asserted under Section 547 of the Bankruptcy Code.

19.5.3. Meridian shall refund to Client from time to time that balance of the Preference Reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

20. Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

21. No Lien Termination Without Release. In recognition of Meridian’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Client, Meridian shall not be required to record any terminations or satisfactions of any of Meridian’s liens on the Collateral unless and until Client and all Guarantors have executed and delivered to Meridian a general release in a form of Exhibit D hereto. Client understands that this provision constitutes a waiver of its rights under § 9513 of the UCC.

22. Conflict. Unless otherwise expressly stated in any other agreement between Meridian and Client, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

23. Survival. All representations, warranties and agreements herein contained shall be effective so long as any portion of this Agreement remains executory.

24. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25. Attorneys Fees. The “prevailing party” shall pay the reasonable attorneys fees and expenses of the other party incurred in the administration or enforcement of this Agreement (whether or not the result of litigation). It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing party by its counsel and that such amount will be reasonable if based on its counsel’s customary billing rates charged to the prevailing party by its counsel in similar matters. For the purposes of Section 1717 of the California Civil Code, a party shall be the “prevailing party” if it recovers any funds whatsoever from the unsuccessful party, whether by settlement, judgment or otherwise.

26. Entire Agreement. This Agreement supersedes all other agreements and understandings between the parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Meridian or any third party to induce Client to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

27. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California.

28. Jury Trial Waiver. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

29. Venue; Jurisdiction. The parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Meridian so elects, be instituted in the United States District Court for the Southern District of California or any court of the State of California located in San Diego (each an “Acceptable Forum”), each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of California or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Client waives any right to oppose any motion or application made by Meridian as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

30. Notice.

30.1. All notices required to be given to any party other than Meridian shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

30.2. All notices to Meridian shall be deemed given upon actual receipt by a responsible officer of Meridian.

30.3. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

Client

Address:	2150 W. Washington Street, Suite 110 San Diego, CA 92110

Officer:	Paul J. Crowe
Fax number:	619-226-6889

Meridian

Address:	4320 La Jolla Village Drive, Suite 250
San Diego, CA 92122
Officer:	Ronald R. Pituch
Fax number:	858-200-2051

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CLIENT:	MOLECULAR IMAGING CORPORATION

By:
Name: Paul J. Crowe
Title: President

MERIDIAN:	MERIDIAN COMMERCIAL HEALTHCARE FINANCE, LLC

By:
Name: Ronald R. Pituch
Title: Vice President